Addendum No. 1

Dated January 1, 2017 to that certain consulting agreement originally dated as of the 1st day of January 2014 by and between HCi Viocare (formerly China Northern Medical Device, Inc.), a Nevada corporation, having a registered office at Kintyre House, 209 Govan Road, Glasgow, Scotland, UK G51 1HJ (the "Company") and Sotirios Leontaritis, resident of 98, Aiantos st., P. Faliro 175 63, Greece, (the “Consultant”), hereinafter referred to as the “Agreement”.

In accordance with Item 2. – Term; Subsection 2.1 to the Agreement, the term of the Agreement is hereby extender for a period of three (3) years starting on 01.01.2017 and ending on 31.12.2019.

The Item 3. - Compensation benefits and reimbursement; Subsection 3.2 to the Agreement is amended as follows:

“The Consultant shall earn as compensation $120,000 per annum, payable in equal monthly installments of $10,000.00 commencing on January 1, 2017 and continuing for the term of this contract. ("Consultant’s Fee").”

At the Item 3. - Compensation benefits and reimbursement; a subsection under 3.5 is as added providing as follows:

“The Consultant is entitled to acquire at his discretion 3,000,000 shares of the common stock at a price of $0.30 per share for a term of five (5) years.”

All other terms and conditions as contained in the Agreement remain in full force and effect.

This Addendum No. 1 shall be appended to and form a part of the Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be duly executed and delivered as of the day and year first written above.

The Company /s/Nikolaos Kardaras	The Consultant /s/Sotirios Leontaritis
HCi Viocare By: Nikolaos Kardaras Title: Director	Sotirios Leontaritis